Exhibit 99.2

Monster Worldwide Announces Sale of

TMP Worldwide Advertising & Communications Business in

North America

NEW YORK – August 31, 2006 – Monster Worldwide, Inc. (NASDAQ: MNST), the parent company of Monster, the leading global online careers and recruitment resource, today announced the sale of its TMP Worldwide Advertising & Communications business in North America to Veronis Suhler Stevenson, a media-focused private equity and mezzanine capital fund management company.  The sale includes all of the Company’s Advertising & Communications business in the United States and Canada, and completes the divestiture of Monster Worldwide’s global recruitment advertising agency business.

The transaction will allow Monster Worldwide and TMP Worldwide Advertising & Communications to focus more directly on their respective core competencies and drive the growth of their individual businesses.  Monster Worldwide will focus its resources on the continued global expansion and growth of its online recruitment operations and the Monster brand.  In turn, TMP Worldwide Advertising & Communications will build on and expand its role as a leading recruitment advertising agency, serving private and public sector clients, under the continued leadership of Michelle Abbey, who will become President and Chief Executive Officer of the new organization.  Monster and TMP Worldwide Advertising & Communications will maintain a close working relationship and remain advocates for the continued expansion and advancement of the online recruitment advertising market.

“TMP Worldwide Advertising & Communications played a key role in driving Monster’s early growth by encouraging its clients to leverage the power and efficiency of the

Internet and thereby contributed to the broader secular shift to online recruitment,” said Andrew J. McKelvey, Chairman and Chief Executive Officer of Monster Worldwide.  “The sale of our business in North America is consistent with the earlier divestments of our TMP Worldwide Advertising & Communications businesses in Europe and the Asia Pacific region.  We are now at a point in Monster Worldwide’s evolution where future growth and expansion will be achieved by devoting our focus and resources to the significant growth opportunities in global online recruiting and to the development of our broader portfolio of online properties.”

On behalf of TMP Worldwide Advertising & Communications, Abbey said, “While we have always emphasized impartial media selection for our clients, our independence from Monster Worldwide further clarifies our strategy to provide the optimal, unbiased, integrated mix of online and offline solutions for our clients’ recruitment needs.  That said, as a fully independent company, we anticipate maintaining a strong working relationship with Monster Worldwide and continuing to collaborate on a variety of recruitment campaigns.”

The purchase price of the transaction is $45 million.  Net proceeds after a working capital adjustment, taxes and transaction costs are expected to be approximately $25 million.  The TMP Worldwide Advertising & Communications business in North America contributed $40.5 million in revenue and $6.2 million in operating income, or $0.03 per diluted share, for the six months ended June 30, 2006.  Monster Worldwide’s most recent business outlook anticipated a $0.05-$0.06 per share contribution from this business in the seasonally strong second half of the year.  The impact of the sale and operating results of the business will be recorded as discontinued operations and prior periods will be reclassified.  Subject to the final determination of the working capital adjustment, transaction costs and related taxes, the Company anticipates recording a loss on the disposal in the range of $120 million to $130 million, which includes approximately $133 million of goodwill included in the net assets sold.  Evercore Partners advised Monster Worldwide on the transaction.

About Monster Worldwide

Founded in 1967, Monster Worldwide, Inc. (NASDAQ: MNST) owns Monster(R), the leading global online careers and recruitment resource. Headquartered in New York with a presence in 36 countries, Monster Worldwide is a member of the S&P 500 Index and the NASDAQ 100. More information about Monster Worldwide is available at www.monsterworldwide.com .

About Veronis Suhler Stevenson

Veronis Suhler Stevenson (www.vss.com) is a private equity and mezzanine capital fund management company dedicated to investing in the media, communications, information and education industries in North America and Europe. VSS provides capital for buyouts, recapitalization, growth financings and strategic acquisitions to companies and management teams with a goal to build companies both organically and through a focused add-on acquisition program. To date, VSS equity and mezzanine funds have invested in 42 platform companies, which have completed over 200 add-on acquisitions resulting in a portfolio with realized and unrealized enterprise values totaling approximately $9.1 billion.

Special Note: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

Contact:

Robert Jones

Monster Worldwide

(212) 351-7032

robert.jones@monsterworldwide.com

Kathryn Burns

Monster Worldwide

(212) 351-7063

kathryn.burns@monsterworldwide.com

Christian Harper

Weber Shandwick

(212) 445-8135

charper@webershandwick.com